SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

CEDAR FAIR, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
One Cedar Point Drive, Sandusky, Ohio		44870-5259
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (419) 626-0830

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is hereby incorporated into this Item 1.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 24, 2012, Cedar Fair, L.P. (“Cedar Fair” or the “Company”) entered into an amended and restated employment agreement (the “employment agreement”) with David Hoffman, the Company's senior vice president and chief accounting officer. The employment agreement supersedes Mr. Hoffman's previous employment agreement with Cedar Fair, dated June 22, 2010 (the “prior employment agreement”). The employment agreement will renew automatically for a period of two years commencing on December 1, 2013 and on every two-year anniversary thereafter unless either party provides written notice of its intent to terminate the employment agreement at least 60 days prior to the automatic renewal date.

Mr. Hoffman will receive an annual base salary of not less than $250,000 pursuant to the employment agreement. He also is entitled to participate in one or more of Cedar Fair's incentive compensation plans and equity incentive plans at a level determined by the board of directors and in the Company's welfare benefit plans and other benefit programs. The employment agreement contains non-solicitation, non-competition, confidentiality and assignment of inventions provisions.

If Mr. Hoffman is terminated for “cause,” as defined in the agreement, he will receive a lump sum payment on the twentieth business day following termination of his base salary earned but not yet paid as of the date of termination. If Mr. Hoffman is terminated other than for cause (including by written notice of non-renewal), then upon providing a separation and release agreement to Cedar Fair, he will receive his base salary for the longer of one year or the remaining term of the employment agreement paid in accordance with the Company's payroll practices. He also will have the right to continue medical and dental insurance coverage offered pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code (“COBRA”) during the period of time that he receives salary payments. The executive will be required to pay the full cost of such continued insurance coverage on an after-tax basis, and Cedar Fair will reimburse the executive for such payments on a monthly basis if permitted under applicable law.

If Mr. Hoffman is terminated for a “disability,” as defined in the employment agreement, he will receive the same benefits as if he were terminated other than for cause, except that any salary or incentive compensation benefits will be reduced by any payments received from any short- or long-term disability plan maintained by Cedar Fair. If Mr. Hoffman dies during the term of his employment agreement, his estate will receive any earned but unpaid compensation and benefits within ninety days of the date of death. Mr. Hoffman's spouse and eligible dependents will have the right to continue medical and dental insurance coverage offered pursuant to COBRA for the shorter of 24 months following death or the remainder of the term of the agreement, and will be entitled to reimbursement from the Company for the monthly after-tax premiums if permitted under applicable law.

If Mr. Hoffman's employment is terminated (other than for cause) or he experiences a “deemed termination,” as defined in the employment agreement, within 24 months of a change in control, he will receive 2.5 times his average annual cash compensation for the 3 years preceding the year in which the change in control occurred, less US$1. He also would have the right to continue medical and dental insurance coverage under COBRA for the shorter of the 30 month period following the termination or until he is re-employed, and to receive monthly reimbursement of the after-tax COBRA continuation coverage premiums from the

Company, if permitted by applicable law. In addition, payments and benefits to Mr. Hoffman in this scenario are subject to a 280G cap and cutback provision further described below.

Upon a termination, Mr. Hoffman will be subject to twelve-month non-competition and non-solicitation provisions contained in the employment agreement.

Certain modifications were made to the termination provisions in connection with amending the employment agreement. For example, the amendment removed a provision from the prior employment agreement that would have entitled Mr. Hoffman to receive tax gross-up payments to reimburse him for any excise taxes he might incur under Sections 280G and 4999 of the Internal Revenue Code (the “Code”) in connection with a termination of his employment (other than for cause) within 24 months of a change in control. A cap was added on the present value of the aggregate payments, distributions and benefits provided to or for Mr. Hoffman's benefit which constitute parachute payments (as defined in certain provisions of Section 280G of the Code) and was set at 299% of the base amount (as defined for purposes of Section 280G of the Code). If the present value exceeds the cap, the payments, distributions and benefits will be reduced by Cedar Fair in accordance with the employment agreement. The employment agreement no longer provides for continuation of life, disability or accident benefits in connection with terminations following a change in control, and the medical and dental continuation benefit provisions have been modified.

The foregoing description of the employment agreement is qualified by the text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

10.1	Amended and Restated Employment Agreement, by and among Cedar Fair, L.P., Cedar Fair Management, Inc., Magnum Management Corporation and David Hoffman, dated April 24, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.
By Cedar Fair Management, Inc., General Partner

By:	/s/ Brian C. Witherow
Brian C. Witherow
Executive Vice President and
Chief Financial Officer

Date: April 27, 2012

Exhibit Index

Exhibit No.    Description

10.1	Amended and Restated Employment Agreement, by and among Cedar Fair, L.P., Cedar Fair Management, Inc., Magnum Management Corporation and David Hoffman, dated April 24, 2012.